Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2019	Quarter Ended September 30, 2018
Diluted earnings per share	$0.98	$0.88
Net Income	$2,695,000	$2,432,000
Return on average common equity	12.89%	13.07%
Return on average assets	1.38%	1.34%

Millersburg, Ohio – October 22, 2019 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced third quarter 2019 net income of $2,695,000, or $0.98 per basic and diluted share, as compared to $2,432,000, or $0.88 per basic and diluted share, for the same period in 2018.  Income before federal income tax amounted to $3,344,000, an increase of 11% over the same quarter in the prior year. For the nine month period ended September 30, 2019 net income totaled $7,821,000 compared to $6,920,000 for the same period last year, an increase of 13%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 12.89% and 1.38%, respectively, compared with 13.07% and 1.34% for the third quarter of 2018.

Eddie Steiner, President and CEO stated, “The business sector has become somewhat more cautious in outlook as uncertainties related to trade policy, slowing global economies, and continued difficulties in agriculture and traditional retail sectors weigh on forward-looking perspectives. Demand for home loans has been steady. Mortgage rates are attractive and household balance sheets remain in decent shape overall with manageable debt levels, low unemployment and increasing wages.”

Net interest income and noninterest income, on a fully-taxable equivalent basis, totaled $8.7 million during the quarter, an 8% increase from the prior-year third quarter.   Net interest income increased $387 thousand, or 6%, in the third quarter of 2019 compared to the same period in 2018.

Loan interest income including fees increased $532 thousand during third quarter 2019 as compared to the same quarter in 2018, an increase of 8%. Average total loan balances during the current quarter were $17 million higher than the year ago quarter, an increase of 3%.  Loan yields for third quarter 2019 averaged 5.18%, an increase of 23 basis points from the 2018 third quarter average of 4.95%.

The net interest margin was 3.95% compared to 4.00% for third quarter 2018. The tax equivalency effect on the margin dropped to 0.02% from 0.03% a result of the reduction in tax exempt loans and securities in 2019.

Noninterest income increased 23%, compared to third quarter of 2018, driven by growth in gain on sale of loans, debit card fee income, increases in bank owned life insurance values, and service charges on deposit accounts.

Noninterest expense increased 8% from third quarter 2018.   Salary and employee benefit costs increased $188 thousand, or 7%, compared to the prior year quarter, as a result of higher wage and 401k retirement expenses.  Professional and director’s fees increased by $117 thousand, or 59%, reflecting higher technology investment to further improve network infrastructure in support of company growth.  Marketing and public relations increased by $25 thousand, or 20%, reflecting timing of certain electronic and billboard promotional efforts and the opening of a new banking center. The Company’s third quarter efficiency ratio was stable at 57.5% in both periods.

Federal income tax expense totaled $649 thousand in third quarter 2019, as compared to $582 thousand tax expense for the same quarter in 2018. The effective tax rate was 19% in both periods.

Average total assets during the quarter amounted to $773 million, an increase of $53 million, or 7%, above the same quarter of the prior year.  Average loan balances of $555 million increased $17 million, or 3%, from the prior year third quarter while average securities balances of $111 million decreased $7 million, or 6%, as compared to third quarter 2018.

Average commercial loan balances for the quarter, including commercial real estate, increased $3 million, or less than 1%, from prior year levels.  Average residential mortgage balances including home equity lines of credit increased $12 million, or 8%, over the prior year’s quarter.  Average consumer credit balances increased $2 million, or 9%, versus the same quarter of the prior year.

Nonperforming assets decreased $823 thousand from September 30, 2018 to $4.5 million, or 0.80%, of total loans plus other real estate at September 30, 2019. The decrease in nonperforming assets reflects various commercial loans exiting through liquidation.  At September 30, 2019, approximately $1.2 million of the non-performing loan total is guaranteed by either USDA or the SBA.  Delinquent loan balances as of September 30, 2019 declined to 0.96% of total loans as compared to 1.25% at September 30, 2018.

Net loan losses recognized during third quarter 2019 were $46 thousand, or 0.03% annualized, compared to third quarter 2018 net loan losses of $38 thousand. The allowance for loan losses amounted to 1.20% of total loans at September 30, 2019 as compared to 1.16% at September 30, 2018.

Average deposit balances grew on a quarter over prior year quarter comparison by $51 million, or 9%, partially on the strength of customer response to higher rates paid on insured deposits.  For the third quarter 2019, the average cost of deposits amounted to 0.60%, as compared to 0.42% for the third quarter 2018.  During the third quarter 2019, increases in average deposit balances over the prior year quarter included non-interest bearing demand accounts of $8 million, interest-bearing transaction accounts of $35 million, and time deposits of $8 million. The average balance of securities sold under repurchase agreement during the third quarter of 2019 decreased by $6 million, or 13%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $83.6 million on September 30, 2019 with 2.7 million common shares outstanding.  The tangible equity to assets ratio amounted to 10.1% on September 30, 2019 and 9.8% on September 30, 2018.  The Company declared a third quarter dividend of $0.28 per share, a $.04 per share increase over third quarter 2018, producing an annualized yield of 2.9% based on the September 30, 2019 closing price of $38.67.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $787 million as of September 30, 2019. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fifteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products.  Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2019	2019	2019	2018	2018	2019	2018
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$7,228	$7,111	$7,049	$6,934	$6,847	21,388	$19,980
Provision for loan losses	285	285	285	344	324	855	972
Other income	1,440	1,313	1,224	1,270	1,175	3,977	3,488
Other expenses	4,999	4,900	4,791	4,725	4,638	14,690	137,947
FTE adjustment (a)	40	40	38	24	46	118	138
Net income	2,695	2,586	2,540	2,492	2,432	7,821	6,920
Diluted earnings per share	0.98	0.94	0.93	0.91	0.88	2.85	2.52

PERFORMANCE RATIOS
Return on average assets (ROA)	1.38%	1.39%	1.41%	1.36%	1.34%	1.39%	1.30%
Return on average common equity (ROE)	12.89%	12.91%	13.20%	13.20%	13.07%	13.00%	12.79%
Net interest margin FTE (a)	3.95%	4.08%	4.16%	4.01%	4.00%	4.06%	3.98%
Efficiency ratio	57.52%	57.96%	57.72%	57.26%	57.45%	57.75%	58.45%
Number of full-time equivalent employees	175	174	174	170	174

MARKET DATA
Book value/common share	$30.49	$29.70	$28.80	$27.91	$26.94
Period-end common share mkt value	38.67	40.45	38.75	38.50	40.57
Market as a % of book	126.83%	136.20%	134.55%	137.94%	150.59%
Price-to-earnings ratio	10.28	11.05	10.85	11.22	12.80
Cash dividends/common share	0.28	$0.26	$0.26	$0.26	$0.24	$0.80	$0.72
Common stock dividend payout ratio	28.57%	27.66%	27.96%	28.57%	27.27%	28.07%	28.57%
Average basic common shares	2,742,350	2,742,350	2,742,242	2,742,242	2,742,242	2,742,278	2,742,242
Average diluted common shares	2,742,350	2,742,350	2,742,242	2,742,242	2,742,242	2,742,278	2,742,242
Period end common shares outstanding	2,742,350	2,742,350	2,742,242	2,742,242	2,742,242
Common shares repurchased	—	—	—	—	—
Common stock market capitalization	106,047	$110,928	$106,262	$105,576	$111,253

ASSET QUALITY
Gross charge-offs	$75	$54	$70	$691	$43	199	$391
Net (recoveries) charge-offs	46	35	(95)	641	38	(14)	372
Allowance for loan losses	6,776	6,537	6,287	5,907	6,204
Nonperforming assets (NPAs)	4,518	4,555	3,302	3,428	5,341
Net charge-off (recovery) /average loans ratio	0.03%	0.03%	(0.07)%	0.47%	0.03%	—%	0.09%
Allowance for loan losses/period-end loans	1.20	1.19	1.15	1.08	1.16
NPAs/loans and other real estate	0.80	0.83	0.60	0.62	1.00
Allowance for loan losses/nonperforming loans	153.35	146.70	197.23	177.45	116.16

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.07%	10.28%	10.15%	9.86%	9.77%
Average equity to assets	10.72	10.77	10.69	10.29	10.25
Average equity to loans	14.95	14.66	14.18	13.83	13.72
Average loans to deposits	86.18	88.73	91.16	89.88	90.80

AVERAGE BALANCES
Assets	$773,482	$745,658	$730,181	$727,962	$720,372	$749,959	$712,288
Earning assets	725,616	699,229	687,515	686,807	679,281	704,260	671,654
Loans	554,957	547,981	550,483	541,482	538,182	551,157	533,492
Deposits	643,981	617,558	603,839	602,434	592,738	621,939	585,337
Shareholders' equity	82,948	80,338	78,038	74,900	73,844	80,459	72,362

ENDING BALANCES
Assets	$786,792	$750,252	$734,845	$731,722	$710,815
Earning assets	734,860	704,738	688,792	682,345	668,468
Loans	566,213	550,612	548,220	548,974	535,424
Deposits	658,119	623,328	607,342	606,498	587,531
Shareholders' equity	83,614	81,458	78,967	76,536	73,877

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30,	September 30,
(Dollars in thousands, except per share data)	2019	2018
ASSETS
Cash and cash equivalents
Cash and due from banks	$20,696	$15,865
Interest-earning deposits in other banks	58,873	17,384
Total cash and cash equivalents	79,569	33,249
Securities
Available-for-sale, at fair-value	89,572	89,507
Held-to-maturity	15,097	21,260
Equity securities	91	87
Restricted stock, at cost	4,614	4,614
Total securities	109,374	115,468
Loans held for sale	399	192
Loans	566,213	535,424
Less allowance for loan losses	6,776	6,204
Net loans	559,437	529,220
Premises and equipment, net	11,595	9,605
Goodwill and core deposit intangible	4,847	4,920
Bank owned life insurance	16,880	13,470
Accrued interest receivable and other assets	4,691	4,691
TOTAL ASSETS	$786,792	$710,815

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$192,620	$177,203
Interest-bearing	465,499	410,328
Total deposits	658,119	587,531

Short-term borrowings	35,070	37,465
Other borrowings	6,453	8,676
Accrued interest payable and other liabilities	3,536	3,266
Total liabilities	703,178	636,938
Shareholders' equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2019 and 2018	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	59,915	52,510
Treasury stock at cost - 238,252 shares in 2019 and 238,360 in 2018	(4,780)	(4,784)
Accumulated other comprehensive loss	35	(2,293)
Total shareholders' equity	83,614	73,877
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$786,792	$710,815

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Interest and dividend income:
Loans, including fees	$7,239	$6,707	$21,496	$19,361
Taxable securities	534	586	1,705	1,784
Nontaxable securities	133	152	401	464
Other	356	127	749	256
Total interest and dividend income	8,262	7,572	24,351	21,865
Interest expense:
Deposits	966	633	2,711	1,647
Other	108	138	370	376
Total interest expense	1,074	771	3,081	2,023
Net interest income	7,188	6,801	21,270	19,842
Provision for loan losses	285	324	855	972
Net interest income after provision for loan losses	6,903	6,477	20,415	18,870
Noninterest income
Service charges on deposits accounts	333	301	938	885
Trust services	234	204	670	641
Debit card interchange fees	377	330	1,093	966
Gain on sale of loans	132	63	287	200
Market value change in equity securities	5	(6)	8	(2)
Other	359	283	981	798
Total noninterest income	1,440	1,175	3,977	3,488
Noninterest expenses
Salaries and employee benefits	2,993	2,805	8,750	8,160
Occupancy expense	209	194	618	628
Equipment expense	128	145	408	461
Professional and director fees	316	199	963	749
Software expense	225	221	674	655
Marketing and public relations	149	124	405	363
Debit card expense	142	144	401	386
Other expenses	837	806	2,471	2,392
Total noninterest expenses	4,999	4,638	14,690	13,794
Income before income tax	3,344	3,014	9,702	8,564
Federal income tax provision	649	582	1,881	1,644
Net income	$2,695	$2,432	$7,821	$6,920
Net income per share:
Basic	$0.98	$0.88	$2.85	$2.52
Diluted	$0.98	$0.88	$2.85	$2.52